Exhibit 99.1

News Release

FOR IMMEDIATE WORLDWIDE RELEASE

Investor Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Preliminary First Quarter Results and

Updates its Fiscal 2016 Outlook

PEABODY, Mass. (November 18, 2015) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced preliminary results for its first quarter and provided an update to its fiscal 2016 outlook. For the first quarter, the Company expects revenue to be approximately $115 million with GAAP operating margin of approximately 2% and non-GAAP operating margin of approximately 8%. The Company anticipates GAAP diluted EPS of approximately $0.11 and non-GAAP diluted EPS of $0.55. Included in GAAP operating margin and diluted EPS is a restructuring charge of approximately $3 million associated with the 2016 Restructuring Plan previously announced in the fourth quarter of fiscal 2015.

For fiscal 2016, the Company now expects revenues to grow in the low-single digits compared with its previous guidance of mid-single digit growth. The Company also confirmed its full year profitability outlook, with non-GAAP operating margins expected to improve by 1 point compared to fiscal 2015.

Jim Green, president and CEO, commented, “Although we normally do not provide quarterly guidance, we wanted to provide an update on our expected performance. In addition to the typical seasonality of our business, our first quarter also reflects delays in revenue recognition, the timing of new product introductions and foreign currency. Although we’re starting the year down slightly across the business, we expect a return to growth for the full year.”

Full Year Outlook

In Medical Imaging, the Company continues to expect full fiscal year 2016 revenue to be approximately flat year-over-year, in-line with its previously stated outlook.

In its Ultrasound segment, the Company expects solid double-digit, year-over-year growth in ultrasound system sales, as the investment in its worldwide direct sales force, new products, and technology partnerships is yielding benefits and is expected to drive accelerated revenue growth through the year. However, the Company now expects that growth in ultrasound system sales will be partially offset by a faster than anticipated decline in legacy OEM

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-400            www.analogic.com

probe sales. As a result, the Company now expects to achieve mid-single digit, year-over-year revenue growth in its overall Ultrasound segment.

In Security and Detection, the company expects that fiscal 2016 sales of RapidDNA systems will be affected by the timing of market adoption as well as customer payment delays. The Company continues to believe that the long-term outlook in the DNA analysis market remains promising. The Company now expects year-over-year revenue in its overall Security and Detection segment to be approximately flat to slightly down compared to a strong fiscal 2015.

Green added, “While we expect first quarter revenues to be down slightly year-over-year, we believe that we will achieve low-single digit revenue growth for the full fiscal year. We continue to expect solid performance in our core businesses, with likely payment delays in RapidDNA and a faster than expected decline in legacy OEM probes impacting our overall revenue for the year. We continue to maintain our full year profitability outlook through our ongoing focus on cost.”

Use of Non-GAAP Financial Measures

This document includes non-GAAP financial measures that are not in accordance with, nor an alternative to, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI) and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.